Pacific Select Fund NSAR 06-30-10
EXHIBIT 77e
LEGAL PROCEEDINGS


Registrant initiated litigation against the Bank of New York Mellon relating to Registrant's former securities lending program. The action was filed on February 17, 2010 in U.S. District Court, Central District of California, Southern Division.